UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM F-3/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASTRIS ENERGI INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's Name into English)

ONTARIO
(Jurisdiction of incorporation or organization)

2175 DUNWIN DRIVE, UNIT 6
MISSISSAUGA, ONTARIO L5L 1X2 CANADA
(Address of principal executive offices)

JONATHAN D. LEINWAND, P.A.
12955 Biscayne Blvd., Suite 402
North Miami, FL 33181
(305) 981-4524
(Name, address and telephone number of agent for service)

with copies of all correspondence to:

JONATHAN D. LEINWAND, P.A.
12955 Biscayne Blvd., Suite 402
North Miami, FL 33181
(954) 252-4265 fax

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box X

Title of each class of securities to be registered	Amount to be registered		Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares	7,831,167	(1)	0.18	$1,409,610	$165.91
Common Shares	1,000,000	(2)	0.33	$330,000	$38.84
Common Shares	125,050	(3)	0.2022	$25,292	$2.98

(1)	Originally 7,942,167 but revised due to calculation error.
(2)
Originally 4,000,000 common shares that were underlying warrants were being registered pursuant to this registration statement. However, 3,000,000 of these securities have been removed from this registration statement because the warrants expired unexercised.

(3)	The common shares being registered represent liquated damages being paid in common shares in lieu of cash pursuant to registration rights agreements.

The filing fee was calculated based upon the average closing bid and ask price for the Company’s securities as traded on the OTC Bulletin Board under the symbol ASRNF
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

ASTRIS ENERGI INC.
8,956,217 SHARES
COMMON STOCK

The shares offered by this prospectus are traded on the OTC Bulletin Board under the symbol ASRNF. The current price of our stock as quoted on the OTC Bulletin Board on August 22, 2005 was $.33.

The Company will not receive any proceeds from the sale of these securities except for the exercise of warrants. All the shares being registered are being registered for sale by certain selling shareholders pursuant to agreements with the company to register their shares. The selling shareholders previously purchased the shares from the Company pursuant to certain exemptions from registration. The proceeds from the exercise of warrants will be used to fund continuing research and development, production expenses and for general corporate purposes.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 3 - 11.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The Securities being registered on this Registration Statement are to be offered on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933. The offering will terminate for the Securities registered hereby 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

All references in this prospectus to "we", "us", "ours" and "Astris" are intended to refer to Astris Energi Inc.

This summary highlights selected information from this registration statement. It does not contain all of the information that may be important to you. You should carefully read the entire document and the other documents referred to in this registration statement. Together, these documents will give you all the information that investors should consider before investing in our common stock.

Our Business

We are engaged in the business of developing and selling alkaline fuel cells that are used to generate electricity using hydrogen as a fuel source.

Corporate Information

Astris Energi Inc. was incorporated as Kayty Exploration Ltd. on March 18, 1981, pursuant to the Companies Act of the Province of Alberta, Canada to engage in oil and gas exploration activities. The Company subsequently changed its name to Kayty Inc. in August 1987, changed the place of incorporation to the Province of Ontario, Canada, and effected a one-for-ten reverse split of its Common Shares. In December 1994, the Company changed its name to WLD Inc. ("WLD") and effected a one-for-three reverse split of its Common Shares, reducing the outstanding Common Shares to 5,000,000 shares. By 1995, WLD had ceased exploration activities and sought other business activities. In February 1996, the Company acquired Astris Inc. in exchange for 1,500,000 Common Shares and warrants for the purchase of 3,500,000 Common Shares, which warrants were subsequently exercised in 1997 at an exercise price of CDN$0.05 per warrant. Additionally, in June 1995 the Company changed its name to Astris Energi Inc. The purpose of the acquisition was for the Company to obtain a potentially promising business activity, and Astris Inc. was seeking to be part of a public company to facilitate raising working capital to further the development of its fuel cell research.  AEI began trading on the OTC.BB under the trading symbol “ASRNF” on June 20, 2001.

The Company's principal business office is located at 2175 Dunwin Drive, Unit 6, Mississauga, Ontario, Canada L5L 1X2 and its telephone number is (905)608-2000. The Company's e-mail address is questions@astris.ca. The Company maintains a website at www.astris.ca. The Company is not incorporating, by reference in this Form F-3, the information on its website.

Offering Summary

Offering Price:	Prevailing market price

Securities Being Offered:	8,956,217 shares of common stock.

Securities Outstanding Prior to the Offering:	37,698,794 shares of common stock were issued and outstanding as of the date of this prospectus.

Use of Proceeds:	The shares being registered were issued pursuant to private placements. We will not receive any proceeds from the sale of the shares offered herein.

RISK FACTORS.

An investment in the securities of the Company involves a high degree of risk. The following risk factors should be considered carefully in evaluating the Company and its business. If any of the risks described below occurs, the business, results of operations and financial condition of the Company could be adversely affected.

HISTORY OF LOSSES SINCE INCEPTION, EXPECTATION OF LOSSES IN THE IMMEDIATE FUTURE, AND POSSIBILITY THAT THE COMPANY MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

The Company has incurred net losses each year since inception. The accumulated deficit of the Company was CDN$8,990,427 as of December 31, 2004. It expects to continue to incur net losses at least through fiscal year 2005, and these losses may be substantial. To implement the current business strategy, the Company will have to incur a high level of fixed operating expenses and will continue to incur considerable research and development expenses and capital expenditures.

Accordingly, if additional capital, revenues and positive cash flows cannot be generated, to which no assurance can be given, the Company will not achieve profitability. Even if profitability is achieved, it may not be sustained or increased on a quarterly or annual basis.

THE AUDITED ANNUAL REPORT OF THE COMPANY STATES THAT THE ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN IS IN SUBSTANTIAL DOUBT.

Whether the Company continues as a going concern is dependent upon the Company’s ability to raise additional capital, the successful commercialization of one or more of the Company’s research projects, and the attainment of profitable operations. The ability to generate future revenues will depend on a number of factors, many of which are beyond control of the Company. These factors include the rate of market acceptance of its fuel cell products, competitive activities, regulatory developments and general economic trends.

ABILITY TO OBTAIN ADDITIONAL CAPITAL, THEREBY RESULTING IN CURTAILMENT OR CESSATION OF OPERATIONS.

The ability of the Company to realize its objectives depends in large part upon obtaining additional capital. The Company has a present need for capital in connection with its fuel cell development activities and transition to commercial operations. The Company believes that it will require up to US$10 million over the next three to five years to establish manufacturing facility for the production of the various models of fuel cells developed by the Company.  There is no assurance that any additional financing will be available on commercially attractive terms, in a timely fashion, in sufficient amounts, not substantially dilutive to shareholders, or at all. If adequate funds are not available, the Company would have to scale back its operations, including its product development, manufacturing and marketing activities, all of which could lead ultimately to cessation of operations.

LACK OF EXPERIENCE IN MANUFACTURING AND MARKETING PRODUCTS.

To date, the Company has derived revenues principally from sales of prototypes or small ancillary products, contract research and government grants. Sales have been limited to demonstration products and prototype models. The Company’s prototypes are pre-commercial production products assembled on a one-off basis, by hand. The Company is not yet adequately financed to produce commercial products. The Company has not produced any prototypes on an automated basis and has not designed an automated assembly facility. In addition, the Company still has not been able to determine whether or not its prototypes can be assembled through automation or if there is a sufficient level of product acceptance for the Company to sell fuel cells in sufficient volume to become profitable.

The Company may not be able to produce or commercialize any of its products in a cost-effective manner and it may not be able to successfully market these products. Production costs of the initial commercial units may be higher than their sales price. There can be no assurance that higher production levels will occur or that sales prices will ever exceed production costs.

MARKET ACCEPTANCE OF THE FUEL CELL PRODUCTS MAY TAKE LONGER TO ACHIEVE OR MAY NEVER BE ACHIEVED.

The Company’s alkaline fuel cell products represent a new technology and any success will depend on this technology achieving market acceptance. Because the Company’s products are designed to capitalize on markets that presently utilize or are serviced by products from traditional and well-established power generation sources, such as engine-generators, the Company may face significant resistance from end-users to adopt a new and alternative power source technology. Fuel cell products for portable and mobile applications represent an emerging market. The Company does not know whether its targeted customers will purchase such products.

ABILITY TO MEET PROJECTED DEMAND FOR THE COMPANY’S PRODUCTS.

Locating and establishing new manufacturing facilities, if required, will place significant demands on the Company’s managerial, technical, financial and other resources.
The Company’s business plan contemplates significant growth in sales and personnel which may place a strain upon its current management systems and resources, as well as its ability to obtain capital. As of May 9,2005, the Company had fewer than 25 employees. The Company’s business plan and anticipated product sales will require the Company to hire, train and manage additional employees and to establish or contract for production capacity. If the Company is unable to hire the skilled employees it needs or to establish its production capacity in a timely manner, it might be unable to fulfill orders for its products or meet its business plans. There can be no assurance that the Company will be able to effectively manage its anticipated growth.

ABILITY TO COMPETE SUCCESSFULLY IN A HIGHLY COMPETITIVE MARKET.

The development and marketing of fuel cells and fuel cell systems is extremely competitive. A number of firms throughout the world have established fuel cell development programs. The Company competes directly with alternative energy and entrenched power-generation and power-storage technologies. Competitors range from development stage companies to major domestic and international companies. Other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by the Company, or that would render its products and technology obsolete or non-competitive in the marketplace. The Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company. There can be no assurance that the Company will be able to compete effectively with such companies. In addition, the Company expects that additional competition will develop, from both existing businesses in the energy industry and from new entrants.

DEPENDENCE ON THIRD-PARTY MANUFACTURERS.

Until the Company has adequate capital resources and sufficient demand for its products, the Company will depend on third parties for the manufacture of its products and for parts necessary to manufacture its products. If manufacturers or suppliers are unable or unwilling to manufacture or provide the materials and components to manufacture the Company’s products on commercially reasonable terms, or at all, delays in identifying and contracting for alternative manufacturing and supply sources could adversely affect the ability to market the products.

POSSIBLE LIABILITY FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND DIFFICULTIES IN PROTECTING THE COMPANY’S INTELLECTUAL PROPERTY.

Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company’s products and product designs, or to obtain and use information that the Company regards as proprietary. If required, policing unauthorized use of the Company’s proprietary technology may be difficult, time-consuming and costly. In addition, the laws of certain countries in which the Company’s products may be sold or licensed do not protect its products and related intellectual property rights to the same extent as the laws of Canada or the United States. The Company does not believe that any of its products infringe the proprietary rights of any third parties.  From time to time, however, third parties may contest the Company’s rights to use its intellectual property. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company.

ASTRIS’ PRODUCTS MAY NOT MEET PERFORMANCE EXPECTATIONS IN FIELD TESTS, WHICH COULD NEGATIVELY AFFECT ITS CUSTOMER RELATIONSHIPS AND INCREASE ITS MANUFACTURING COSTS.

The components of its fuel cell products may contain defects or errors that could negatively affect its customer relationships and increase its manufacturing and warranty costs. In internal bench tests, the POWERSTACK™ MC250 has performed at up to 60% over the original design specification and the E8 Portable AFC power generator has operated at an electrical efficiency in excess of 50%. These results do not guarantee similar performance in future independent field tests.

ASTRIS MAY NOT BE ABLE TO MANAGE SUCCESSFULLY THE EXPANSION OF ITS OPERATIONS.

Astris will need to recruit, train and retain key management and other qualified personnel to successfully expand its business. Astris has been gradually expanding its management and technical team to meet customer demand and pilot production requirements. Transition to pilot production is a critical one to meet demand for its products, and validate its ability to produce the POWERSTACK™ MC250 in volume leading to commercialization.

NEED FOR COMPATIBILITY WITH THE PRODUCTS OF THIRD-PARTY MANUFACTURERS OR POTENTIAL CUSTOMERS.

The Company’s success will depend in large part upon its ability to make its products compatible with the products of third-party manufacturers. The Company’s products will be successful only if manufacturers redesign or modify their existing products to fully incorporate the Company’s products and technologies. The Company’s failure to make its products and technologies compatible with the products of third-party manufacturers, or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate the Company’s products would significantly impair or preclude its ability to sell its products.

ACCIDENTS INVOLVING THE FLAMMABLE FUELS USED WITH THE PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.
The fuel cell products use hydrogen, which typically is generated from gaseous and liquid fuels such as propane, natural gas or methanol, in a process known as reforming. While the Company’s fuel cell products do not use these fuels in a combustion process, natural gas, propane and hydrogen are flammable fuels that could leak into a residence or commercial location and combust, if ignited by another source. Since the Company’s products have not yet gained widespread market acceptance, any accidents involving the Company’s systems, or other fuel cell-based products, could materially impede demand for the products. At present, the Company does not carry insurance to cover such accidents.

THE COMPANY’S PRODUCTS MAY FROM TIME TO TIME CONTAIN DESIGN DEFECTS THAT ARE DIFFICULT TO DETECT AND CORRECT.

Although the Company does not know of any existing design defects, there can be no assurance that defects or flaws will not be found in new products after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such defects or flaws in a timely manner or at all. The occurrence of defects or flaws in the Company’s products could result in loss of, or delay in, market acceptance of the Company’s products.  Correcting such defects or flaws could require significant expenditures by the Company.

DEPENDENCE ON ATTRACTING AND RETAINING KEY PERSONNEL.

The success of the Company is largely dependent on the performance of its key employees, particularly Jiri K. Nor. Mr. Nor founded Astris in 1983 and is the principal developer of Astris’ alkaline fuel cell technology. Additionally, the Company is dependent on a small number of employees who have been with Astris for numerous years and who actually construct Astris’ technological components and are familiar with its proprietary designs. Loss of the services of Mr. Nor or the failure to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Company’s growth and potential profitability. Competition for highly skilled management, technical, research and development and other employees is intense and the Company may not be able to currently maintain key person life insurance policies on any of its employees.

RISKS INHERENT IN INTERNATIONAL OPERATIONS INCLUDING CURRENCY EXCHANGE RATE FLUCTUATIONS AND TARIFF REGULATIONS.

A substantial portion of the Company’s revenues is expected to be realized in currencies other than Canadian dollars. The Company’s operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the Canadian dollar and such other currencies may have a material effect on the Company’s results of operations. In particular, the Company may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar and the Czech Republic koruna. In addition, the Company does not intend to enter into any hedging or other similar agreements or arrangements to protect it against any of these currency risks. The Company may also be subject to tariff regulations and requirements for export licenses, particularly with respect to certain technologies, unexpected changes in regulatory requirements, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

POSSIBLE DIFFICULTIES BY UNITED STATES PERSONS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON THE COMPANY OR ITS DIRECTORS OR OFFICERS, OR TO REALIZE IN U.S. AND CANADIAN COURTS.THE UNITED STATES UPON JUDGMENTS.

The Company is an Ontario corporation with its principal place of business in Canada. Most of its Directors and Officers are residents of Canada and most of the assets of such persons and of the Company are located outside the United States. US Persons should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against the Company or its Officers and Directors predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or (ii) would enforce, in original actions, liabilities against the Company or its Officers and Directors predicated upon the United States federal securities laws or any such state securities or blue sky laws. Canadian courts can enforce such judgments but are not required to give “full faith and credit” to such judgments as would courts lying in separate United States jurisdictions. For instance, a Florida court would have to enforce a New York judgment, but a Canadian court can decide not to enforce a US judgment in Canada.

THE COMPANY HAS NEVER PAID DIVIDENDS AND IT DOES NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

The Company has never declared any cash dividends on its Common Shares, and if the Company were to become profitable, it would be expected that most or all of such earnings would be retained to support the business. As a result, shareholders must rely on stock appreciation for any return on their investment in the Common Shares.

THE COMPANY HAS AUTHORIZED AN UNLIMITED NUMBER OF COMMON SHARES AND UP TO 10,000,000 PREFERRED SHARES OF SHARE CAPITAL.

Under Canadian law the Company is able to issue an unlimited number of its common shares and up to 10 million preferred shares. The Company does not need the consent of its shareholders to issue these additional shares. Therefore, there is a high likelihood of dilution from the issuance of additional shares. The additional shares can be used to thwart a takeover attempt that the Board of Directors does not deem in the Company’s best interest, however the Company has not made any provision for issuing shares in that manner. The Company has not issued any preferred shares.

VOLATILE AND LIMITED MARKET FOR THE COMPANY’S COMMON SHARES.

The Company’s Common Shares are not actively traded.  The Company’s Common Shares began trading on the O.T.C. On June 20, 2001.  The Common Shares traded in 2005 from a high of US$0.70 to a low of US$0.12 per share. The Common Shares are not presently publicly traded in Canada. There can be no assurance given that trading activity will increase investor recognition.

APPLICATION OF THE SEC PENNY STOCK REGULATIONS AND RESTRICTIONS.

The Securities and Exchange Commission has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than US$5.00 per share.  This is subject to certain exemptions based upon minimum assets or revenues. As of August 22, 2005, the closing bid and asked prices for the Common Shares were US$.32 and US$.34 per share. As a Penny Stock, the Company’s Common Shares are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, or the Penny Stock Rule. This Rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally defined as individuals with a net worth in excess of US$1,000,000 or annual incomes exceeding US$200,000, or combined annual income with spouse of US$300,000).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this Rule may affect the ability of broker-dealers to sell the Company’s securities and may affect the ability of purchasers to sell any of the Company’s securities in the secondary market.

For any transaction involving a Penny Stock, unless exempt, the Rule requires that prior to any transaction in a Penny Stock, a disclosure schedule prepared by the SEC relating to the Penny Stock market is delivered. Disclosures about sales commissions payable to both the broker-dealer and the registered representative and about current quotations for the securities are also required. Finally, monthly statements are required to be sent disclosing recent price information for the Penny Stock held in the account and information on the limited market in penny stock.

FORWARD-LOOKING STATEMENTS

This registration statement contains, and incorporates by reference, some forward-looking statements about our financial condition, results of operation and business. These are not historical facts. They include expressions about our

•     confidence,

•     strategies and expressions about earnings,

•     new and existing programs and services,

•     relationships,

•     opportunities,

•     technology, and

•     market conditions.

You can identify these statements by looking for

•     terms like "expect," believe" or "anticipate," or

•     expressions of confidence like "strong" or "on-going," or

•     similar expressions or statements that are variations of the above terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements. This can happen because of uncertainties such as

•    whether the transactions described in this registration statement can be completed as planned,

•    whether our existing management will continue in place,

•     future economic conditions, and

•     other risks described in this registration statement and in our annual, quarterly and current reports that are incorporated into it by reference.

Stockholders are cautioned not to place too much reliance on forward-looking statements. We do not have any obligation to update any forward-looking statements at any time.

AVAILABLE INFORMATION

We are subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to the regulations adopted by the Securities and Exchange Commission (the "Commission") under the Exchange Act, dealing with disclosure of information about us. We comply by filing reports, proxy and information statements and other information with the Commission.

Copies of the above material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding companies like us that make electronic filings with the Commission.

Our common stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") maintained by the National Association of Securities Dealers, Inc. ("NASD"). The NASD and/or certain of its affiliates or divisions (including the OTCBB) may retain certain material related to us.

Statements contained in this Registration Statement or in any document incorporated into this Registration Statement by reference, describing the contents of any contract or other document, are not necessarily complete. For that reason, reference is made to the copy of the contract or other document that is included as an exhibit to a report or statement filed by us with the Commission. All descriptions of contracts or other documents are qualified by this reference to the same document filed as an exhibit.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth the capitalization of our company as at December 31, 2004. As this registration no additional shares are being registered on this registration statement.

Share Capital (Note 1)	6,227,074

Contributed Surplus (Note 2)	3,016,647

Deficit	(8,990,427)

Note 1
Share Capital is authorized for an unlimited number of Common Shares and 10,000,000 preferred shares. No preferred shares have been issued. As at Dec. 31, 2004, there were 26,316,551 shares issued and outstanding.

Note 2
Contributed Surplus consists of:
Contributed Surplus, beginning of year	2,048,342
Consulting and profession fees paid in options to non-employees	192,481
Stock based compensation to employees	140,892
Proceeds on issuance of warrants	6,110
Issuance of warrants	628,822
Contributed Surplus, end of year	3,016,647

OFFER STATISTICS, EXPECTED TIME TABLE
AND PLAN OF DISTRIBUTION

We are registering the ordinary shares issued and issuable upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the ordinary shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants, additional investment rights or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES ASSOCIATED WITH THE REGISTRATION

We have agreed to bear all expenses relating to the registration of our ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $24,500.00 which include the following categories of expenses:

SEC registration fee	$323.62
Printing and photocopying	1,000
Legal fees and expenses	15,000
Accounting fees and expenses	7,000
Transfer agent and registrar fees and expenses	1,000
Miscellaneous expenses	81.72
Total Expenses	24,405.34

REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants issued to the selling shareholders if and when they are exercised. We have agreed to bear all expenses relating to the registration of the shares registered pursuant to the registration statement of which this prospectus is a part.

MARKETS AND PRICE HISTORY OF THE COMPANY'S STOCK.

As of August 22, 2005 the Company had 34,557,609 Common Shares issued and outstanding. The Company believes that there are a considerable number of beneficial holders of the Common Shares, as a substantial number of Common Shares are held of record by principal depositories in Canada and the United States. As at April 1, 2005 the shareholder list showed 275 registered shareholders holding a total of 10,482,227 Common Shares, 5,583,799 Common Shares in the name of Cede & Co and 15,636,877 Common shares in the name of CDS & Co (the depository in Canada).

The Common Shares were previously traded in Canada on the Canadian Dealing Network (CDNX), but presently has an inactive listing on the CDNX. The Company would seek to reactivate such listing once it meets the initial listing requirements of the CDNX. The Company does not presently meet the following requirements to qualify to list on the CDNX: net tangible assets of CDN$750,000, unallocated funds of CDN$100,000 and/or the required amount of working capital to cover the Company's administrative expenses for 12 months. Since June 20, 2001, the Company's Common Shares have been posted for trading on the O.T.C. Bulletin Board under the symbol ASRNF. The quarterly high and low prices for the past two fiscal years are tabulated below:

2003	High	Low
First	.90	.42
Second	.65	.42
Third	1.11	.35
Fourth	.87	.40

2004	High	Low
First	.61	.49
Second	.53	.39
Third	.57	.32
Fourth	.51	.37

SELLING SHAREHOLDERS

The Common Shares being offered by the selling shareholders were purchased at various times by the selling shareholders. Certain of the shares represent shares underlying warrants held by the selling shareholders but that have not yet been exercised. The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to Astris and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.
We will not receive any of the proceeds from the sale of any shares listed on this table.

Selling Shareholder	Common Shares Owned Prior to the Offering	Maximum Number of Shares to Be Sold Pursuant to this Prospectus	Percentage of Existing Equity	Number Shares owned after the Offering

Alternate Energy Corp.(1)	2,000,000 (2)	2,000,000	5.59%	0
Ted & Annette Antkow	84,000 (8)	84,000	*	0
Belcor Development Corporation(1)	511,200 (3),(7)	511,200	1.55%	0
Belcor Development Corporation(1)	83,850 (3)(i )	83,850	*	0
Belcor Development Corporation Profit Sharing Plan and Trust(1)	177,800 (4)	177,800	*	0
Belcor Development Corporation Profit Sharing Plan and Trust(1)	41,200 (4)(i )	41,200	*	0
Steve Bodnoff	168,000 (8)	168,000	*	0
Richard Bogoroch	84,000(8)	84,000	*	0
Donal Carroll	140,000 (2)	140,000	1.80%	0
Donal Carroll	504,000 (8)	504,000		0
Richard Goldstein Family Trust(1)	84,000(8)	84,000	*	0
Howardale Developments Ltd.(1)	168,000 (8)	168,000	*	0
Craig Killoran	84,000(8)	84,000	*	0
Scott MacMillan	168,000(8)	168,000	*	0
Max Gould Ltd.(1)	168,000(8)	168,000	*	0
2061058 Ontario Inc. (1)	840,000(8)	840,000	2.35%	0
Phillip Patterson	30,000 (2),(5)	30,000	*	0
The TaylorMade Management Corp.(1)	344,167 (2)	344,167	3.60%	0
The TaylorMade Management Corp.(1)	900,000 (6)	900,000		0
John Richardson	84,000(8)	84,000	*	0
John D. Rosart	168,000(8)	168,000	*	0
Rocco Scarano	84,000(8)	84,000	*	0
Ralph Sickinger	84,000(8)	84,000	*	0
Sindhow Investments Ltd.(1)	168,000(8)	168,000	*	0
Bob Shewchuk	420,000(8)	420,000	1.17%	0
Albert Soo Lum	84,000(8)	84,000	*	0
Harris Watson	84,000(8)	84,000	*	0
Michael Wright	200,000 (2)	200,000	*	0
New Century Capital Consultants, Inc.(1)	1,000,000 (9)	1,000,000	2.80%	0

Total		8,956,217

*	denotes less than 1%

Below depicts a table which discloses the natural person having sole or shared voting and investment control held by the beneficial owner.

Beneficial Owner	Natural Person(s) having Voting/Investment Control
Alternate Energy Corp.	Blaine Froats
Belcor Development Corp.	Barbara Lyle
Belcor Development Corp. Profit Sharing Plan and Trust	Barbara Lyle
Howardale Developments Ltd.	Howard Gould
Max Gould Ltd.	Howard Gould
Sindhow Investments Ltd.	Howard Gould
The Taylormade Management Corp.	Greg MacPherson and Maurice Caissie
2061058 Ontario Inc.	Gordon Metcalfe
New Century Capital Consultants	Stephen Apolant
Richard Goldstein Family Trust	Richard Goldstein

(1)
The following information contains a description of each selling shareholder's relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed below:

(2)
Pursuant to subscription agreements dated between July 26 - 28, 2004, with certain accredited investors as defined under the laws of the province of Ontario, Canada and Alberta, Canada and the United States, the Company issued as private placements 1,694,167 units comprised of one common share and one common share purchase warrant each, for an aggregate purchase price of $660,725.  The common share purchase warrants are exercisable up to December 31, 2005, each entitling the holder to purchase one common share at $0.50 (U.S.) per share. The table below contains the number of units purchased by each investor. The issuance of these securities to Canadian accredited investors relied on exemption from registration pursuant to Regulation S of the Securities Act of 1933. The issuance of 1,000,000 units to Alternate Energy Corp. relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(2)	con’t

Beneficial Owner	Number of Units Purchased
Alternate Energy Corp.	1,000,000
The Taylormade Management Corp.	344,167
Michael Wright	200,000
Donal Carroll	140,000
Phillip Patterson	10,000

Only Alternate Energy Corp. is offering the common shares underlying the warrant with this unit placement. Since Alternate Energy Corp. purchased 1,000,000 units, the total offering is 1,000,000 common shares plus 1,000,000 common shares underlying the warrant. All other parties have waived the registration of the common shares underlying the warrants with this unit placement and only registering the issued common shares which will match the unit amount.

(3)
Pursuant to a subscription agreement dated September 30, 2004, with Belcor Development Corporation, the Company issued as a private placement 88,900 units, comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $52,000.  The common share purchase warrants are exercisable up to September 30, 2007 each entitling the holder to purchase one common share at $0.90 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(3)(i)
Pursuant to registration rights agreements entered into on September 30, 2004 and December 1, 2004 with Belcor Development Corporation, a total of 83,850 common shares of the Company was paid in lieu of cash payments owed totaling US $16,800. The agreement called for a payment representing liquidated damages of 2% per month of the aggregate purchase amount of the investment by the Company to Belcor Development Corporation if a registration statement had not been filed by the 30th calendar day after receipt of investment or declared effective by the Securities and Exchange Commission by the 120th calendar day.

(4)
Pursuant to a subscription agreement dated September 30, 2004, with Belcor Development Corporation Profit Sharing Plan and Trust, the Company issued as a private placement 88,900 units, comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $52,000.  The common share purchase warrants are exercisable up to September 30, 2007 each entitling the holder to purchase one common share at $0.90 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(4)(i)
Pursuant to a registration rights agreement entered into on September 30, 2004 with Belcor Development Corporation Profit Sharing Plan and Trust, a total of 41,200 common shares of the Company was paid in lieu of cash payments owed totaling US $8,490. The agreement called for a payment representing liquidated damages of 2% per month of the aggregate purchase amount of the investment by the Company to Belcor Development Corporation Profit Sharing Plan and Trust if a registration statement had not been filed by the 30th calendar day after receipt of investment or declared effective by the Securities and Exchange Commission by the 120th calendar day.

(5)
Pursuant to subscription agreement dated October 8, 2004, with Phillip Patterson, an accredited investor as defined under the laws of the province of Ontario, Canada, the Company issued as a private placement 20,000 units comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $11,500.  The common share purchase warrants are exercisable up to October 8, 2007, each entitling the holder to purchase one common share at $0.90 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to Regulation S of the Securities Act of 1933.

(6)
During 2004, the Taylor Made Management Corporation exercised 900,000 options to purchase one common share of the Company at $0.30 (U.S.) per share for proceeds of $270,000 to the Company. The issuance of these securities relied on exemption from registration pursuant to Regulation S of the Securities Act of 1933.

(7)
Pursuant to a subscription agreement dated December 1, 2004, with Belcor Development Corporation, the Company issued as a private placement 166,700 units, comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $62,500.  The common share purchase warrants are exercisable up to December 3, 2007 each entitling the holder to purchase one common share at $0.60 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(8)
On March 27, 2005, the Company closed a private placement with certain accredited investors whereby these investors have purchased CDN$420,000 in convertible debentures maturing on December 10, 2005. The note carries an interest rate of 6%. Interest is payable quarterly in arrears in either cash or stock of the Company, at the Company's discretion. The issuance of these securities relied on exemption from registration pursuant to Regulation S of the Securities Act of 1933.

The debentures are convertible into common shares of the Company at the holder’s option at the lesser of a 20% discount to the average closing price in the 5 preceding trading days before conversion or a 20% discount to the average closing price in the 5 preceding trading days before the close of the debenture or at the same price of a subsequent financing along with warrant coverage on the same terms but in no case a conversion price less than US $0.20.

The number of shares owned prior to offering assumes conversion of all common shares of this convertible debenture and exercise of any warrants held by the debenture holders without regard to any limitations on conversions or exercise.

Below is a table of the debenture holders:

Beneficial Owner	Debenture Amount
Ted & Annette Antkow	$10,000
Steve Bodnoff	$20,000
Richard Bogoroch	$10,000
Donal Carroll	$60,000
Richard Goldstein Family Trust	$10,000
Howardale Developments Ltd.	$20,000
Craig Killoran	$10,000
Scott MacMillan	$20,000
Max Gould Ltd.	$20,000
2061058 Ontario Inc.	$100,000
John Richardson	$10,000
John D. Rosart	$20,000
Rocco Scarano	$10,000
Ralph Sickinger	$10,000
Sindhow Investments Ltd.	$20,000
Bob Shewchuk	$50,000
Albert Soo Lum	$10,000
Harris Watson	$10,000

(9)
Pursuant to a non-exclusive consulting agreement with New Century Capital Consultants Inc. dated August 2, 2005, in consideration for current business development consulting services and making business introductions to the Company for a period of one year, the Company issued warrants as payment to purchase up to 3,000,000 common shares. The agreement may be terminated by either party upon 30 day written notice. 2,000,000 of these issued warrants to purchase common shares have expired unexercised prior to the filing of this registration statement. The existing warrants entitle the consultant to purchase up to 1,000,000 common shares of the Company at an exercise price of $0.25 (U.S.) expiring on August 2, 2007. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

Richard Goldstein, a natural person, is an affiliate of a Canadian broker-dealer has purchased these securities being registered for resale in the ordinary course of business. At the time of the purchase the selling shareholder had no agreements, directly or indirectly, with any person to distribute the securities.

No other selling shareholders are broker-dealers or affiliates of a broker-dealer.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the import/export of capital affecting the remittance of interest, dividends or other payments to non-residential holders of the Company's Common Shares. Any such remittances to United States residents, however, are subject to a 15% withholding tax pursuant to Article X of the reciprocal tax treaty between Canada and the United States.

Except as provided in the Investment Canada Act (the "Act"), there are no limitations under the laws of Canada, the Province of Ontario or in the charter or any other constituent documents of the Company on the right of foreigners to hold and/or vote the Common Shares of the Company.

The Act requires a non-Canadian making an investment to acquire control of a Canadian business, the gross assets of which exceed certain defined threshold levels, to file an application for review with Investment Canada, the federal agency created by the Act.

As a result of the Canada-U.S. Free Trade Agreement, the Act was amended in January 1989 to provide distinct threshold levels for Americans who acquire control of a Canadian business.

A Canadian business is defined in the Act as a business carried on in Canada that has a place of business in Canada, an individual or individuals in Canada who are employed or self-employed in connection with the business, and assets in Canada used in carrying on the business.

An American, as defined in the Act, includes: an individual who is an American national or a lawful permanent resident of the United States; a government or government agency of the United States; an American-controlled entity, corporation or limited partnership or trust which is not controlled in fact through ownership of its voting interests of which two-thirds of its Board of Directors, general partners or trustees, as the case may be, are any combination of Canadians or Americans.

The following investments by a non-Canadian are subject to review by Investment Canada:

(a)    all direct acquisitions of control of Canadian businesses with assets of CDN$5 million or more;

(b)    all indirect acquisitions of control of Canadian businesses with assets of CDN$50 million or more if such assets represent less than 50% of the value of the assets of the entities, the control of which is being acquired; and

(c)    all indirect acquisitions of control of Canadian businesses with assets of CDN$5 million or more if such assets represent more than 50% of the value of the assets of the entities, the control of which is being acquired.

Review by Investment Canada is required when investments by Americans exceed CDN$150 million for direct acquisitions of control. For the purposes of the Act, direct acquisition of control means: a purchase of the voting interest on a corporation, partnership, joint venture or trust carrying on a Canadian business, or any purchase of all or substantially all of the assets used in carrying on a Canadian business; and indirect acquisition of control means a purchase of the voting interest of a corporation, partnership, joint venture or trust, whether a Canadian or foreign entity, which controls a corporation, partnership, joint venture or trust carrying on a Canadian business in Canada.

The acquisition of certain Canadian businesses is excluded from the higher thresholds set out for Americans. These excluded businesses include oil, gas, uranium, financial services (except insurance); transportation services and cultural services (i.e. the publication, distribution or sale of books, magazines, periodicals (other than printing or typesetting businesses), music in print or machine readable form, radio, television, cable and satellite services; the publication, distribution, sale or exhibitions of film or video recordings or audio or video music recordings).

Direct or indirect acquisitions of control of these excluded businesses are reviewable at the CDN$5 and CDN$50 million thresholds.

A non-Canadian shall not implement an investment reviewable under the Act unless the investment has been reviewed and the Minister responsible for Investment Canada is satisfied or is deemed to be satisfied that the investment is likely to be of net benefit to Canada. If the Minister is not satisfied that the investment is likely to be a net benefit to Canada, the non-Canadian shall not implement the investment or, if the investment has been implemented, shall divest himself of control of the business that is the subject of the investment.

A non-Canadian or American making the following investments:

(i)     an investment to establish a new Canadian business; and

(ii)    an investment to acquire control of a Canadian business which investment is not subject to review under the Act, must notify Investment Canada, within prescribed time limits, of such investments.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2004 or in our reports on Form 6-K and Form 6-K/A filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2004 except for the addition to the Board of Directors of Gary Brandt. On July 11, 2005 Gary Brandt joined the Board of Directors. From 2001 to March 2005, he was CFO of Hydrogenics Corporation, a hydrogen and PEM fuel cell technology company based in Toronto. Prior to his position at Hydrogenics, Mr. Brandt was CFO of Colorado-based @Link Networks, Inc. Mr. Brandt completed his Bachelor of Commerce (Honours) Degree at Queen’s University, Kingston, Ontario and his Masters of Business Administration at York University, Toronto.

Management does not expect material changes to any current negotiations until this registration statement is declared effective and further financing is achieved. If a material change occurs, it will be reported on Form 6-K in the future.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form F-3, Registration No. 333- 124869, which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-31481). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31,2004;

•	Our Annual Report as amended on Form 20-F/A submitted to the SEC since December 31,2004; and

•	Our Reports on Form 6-K submitted to the SEC since December 31,2004; and

•	Our Reports on Form 6-K/A submitted to the SEC since December 31,2004; and

•	Our registration on Form 20-F filed on April 13, 2001.

In addition, all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into the prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at:

Astris Energi Inc.
Attn: Anthony Durkacz
2175 DUNWIN DRIVE, UNIT 6
MISSISSAUGA, ONTARIO L5L 1X2 CANADA
(905) 608-2000

We are a Canadian company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934 because more than 50% of the Company’s voting securities are held by non-US residents, the majority of its executives are not US residents or citizens, the majority of its board members are not US residents or citizens, its assets are located completely outside the United States and the business of the Company is administered from outside the United States.

As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, meaning that our officers, directors and significant shareholders do not report their transactions in our securities on Forms 3, 4 or 5.

Regulation 14A set forth the rules for solicitation of proxies. The timing requirements with regard to solicitations may differ from the solicitation rules the Company follows in Canada, and the information required by 14A may vary from the Canadian requirements. Additionally, certain corporate actions may not require notification to shareholders.

By not reporting their ownership or securities positions you will not know when our officers, directors and significant shareholders buy or sell our securities. Form 3 reports a person’s initial holdings. Form 4 reports purchases and sales of securities, options and derivative securities. Filings on Form 4 are required to be made within 2 days of a transaction. Form 5 covers sales of securities not required by Form 4 but otherwise reportable. You will not have the benefit of this information.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND THE POSITION OF THE SECURITIES AND EXCHANGE COMMISSION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

The Business Corporations Act for the Province of Ontario (the “Act”) provides for the limitation of liability and indemnification of officers and directors of a corporation. Pursuant to the Act, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations there under or from liability for any breach thereof.

Additionally, the Corporation shall indemnify directors or officers, former directors or officers, or person who act or acted at the Corporation’s request as directors or officers of a body corporate of which the Corporation is or was a shareholder or creditor, and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) they acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act or law permits of requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Business Corporations Act for the Province of Ontario (the “Act”) provides for the limitation of liability and indemnification of officers and directors of a corporation. Pursuant to the Act, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations there under or from liability for any breach thereof.

Additionally, the Corporation shall indemnify directors or officers, former directors or officers, or person who act or acted at the Corporation’s request as directors or officers of a body corporate of which the Corporation is or was a shareholder or creditor, and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) they acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act or law permits of requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

EXHIBITS

3.1*  Memorandum of Association of Kayty Exploration Ltd., filed March 18,1981 with the Province of Alberta Office of Consumer and Corporate Affairs.

3.2*  Articles of Association of Kayty Exploration Ltd., filed March 18,1981 with the Province of Alberta Office of Consumer and Corporate Affairs.

3.3*  Certificate amending the Memorandum of Association of Kayty Exploration Ltd., filed July 9, 1981 with the Province of Alberta Office of Consumer and Corporate Affairs.

3.4*  Certificate amending the Memorandum of Association of Kayty Exploration Ltd., filed November 6, 1981 with the Province of Alberta Office of Consumer and Corporate Affairs.

3.5*  Certificate amending the Memorandum of Association of Kayty Exploration Ltd., filed March 11, 1982 with the Province of Alberta Office of Consumer and Corporate Affairs.

3.6*  Certificate amending the Memorandum of Association of Kayty Exploration Ltd., filed August 9, 1982 with the Province of Alberta Office of Consumer and Corporate Affairs.

3.7*  Articles of Continuance for Kayty Exploration Ltd., filed September 22, 1987 with the Ministry of Consumer and Commercial Relations, Province of Ontario, Canada.

3.8*  Articles of Amendment for Kayty Inc., filed December 7, 1994 with the Ministry of Consumer and Commercial Relations, Province of Ontario, Canada.

3.9*  Articles of Amendment for WLD Inc., filed July 4, 1995 with the Ministry of Consumer and Commercial Relations, Province of Ontario, Canada.

3.10*    By-Laws of Astris Energi Inc., dated April 12, 1996.

4.*  Astris Energi Inc. Stock Option Plan, dated June 2000.

5.1  Opinion of Jonathan D, Leinwand, PA

10.1*    License Agreement between Astris Energi Inc. and Energy Ventures Inc.(Canada) dated October 22, 1998.

10.2*    Debenture by Astris Energi Inc and Astris Inc. to and in favor of Energy Ventures Inc. (Canada) dated October 22, 1998.

10.3*    Equipment Lease between Astris Energi Inc. and Astris Inc. and Energy Ventures Inc. (Canada) dated October 22, 1998.

10.4*    License Agreement with Macnor Corp. dated October 1, 1999.

10.5*    Lease for property located at 2175 Dunwin Drive, Unit 6, Mississauga, Ontario, between 789542 Ontario Limited and Astris Energi Inc., dated April 14, 2000.

10.6*    License Agreement, between Astris Inc. and Astris s.r.o., dated January 30, 1995.

10.7*    Grant of Options by Astris Energi Inc. to Energy Ventures Inc., dated October 22, 1998.

10.8    Agreement between Astris Energi Inc. and Fuelcellstore.com, Inc., dated October 12, 2000 incorporated by reference to Exhibit 10.8 to Form 20-F/A filed with the SEC on December 1, 2000.

10.9    Assignment Agreement between Josef Soltys and Astris Inc. for Canadian Patent #1,295,679, for QUICKCELL, dated November 15, 1995 incorporated by reference to Exhibit 10.9 to Form 20-F/A filed with the SEC on December 1, 2000.

10.10    Debenture between Astris Inc. and Donald Alex Blenkarn, in trust, dated September 30, 1996 incorporated by reference to Exhibit 10.10 to Form 20-F/A filed with the SEC on April 13, 2001.

10.11    Value Added Reseller Agreement with Alternate Energy Corp., dated May 14, 2004 incorporated by reference to Exhibit 10.11 to Form 20-F/A filed with the SEC on August 26, 2005.

10.12    Co-operation agreement with El.ma, dated October 15, 2004 incorporated by reference to Exhibit 10.12 to Form 20-F/A filed with the SEC on August 26, 2005.

10.13    Consulting Agreement with Liikfam Holdings, dated December 10, 2004 incorporated by reference to Exhibit 10.13 to Form 20-F/A filed with the SEC on August 26, 2005.

10.14    Purchase and Escrow Agreement between Astris Energi Inc., Macnor Corporation and 2062540 Ontario Inc. dated January 20, 2005 incorporated by reference to Exhibit 10.14 to Form 20-F/A filed with the SEC on August 26, 2005.

10.15    Teaming Arrangement with Plasma Environmental Technologies Inc., dated February 23, 2005 incorporated by reference to Exhibit 10.15 to Form 20-F/A filed with the SEC on August 26, 2005.

10.16    Agreement with First Energy Advisors, dated May 22, 2003 incorporated by reference to Exhibit 10.16 to Form 20-F/A filed with the SEC on October 3, 2005.

10.17    Assignment of Technology to Astris Energi Inc. from MacNor Corporation, dated July 31, 2005 incorporated by reference to Exhibit 10.17 to Form 20-F/A filed with the SEC on October 3, 2005.

21.*  Subsidiaries of the registrant.

23.1    Consent of Independent Auditor

23.2    Consent of Independent Auditor

23.3    Consent of Independent Auditor

23.4    Consent of Third Party Valuator

99.1    Agreement with New Century Capital Consultants Inc., dated August 2, 2005.

99.2    Agreement with Optima Capital, dated August 2, 2005.

99.3    Registration Rights Agreement with Belcor Development Corporation, dated September 30, 2004.

99.4    Registration Rights Agreement with Belcor Development Corporation Profit Sharing Plan and Trust, dated September 30, 2004.

99.5    Registration Rights Agreement with Belcor Development Corporation, dated December 1, 2004.

*	Incorporated by reference from the previous Form 20-F filed with the SEC on September 6, 2000. Unless otherwise noted, all other exhibits filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7.    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mississauga, Province of Ontario, on November 22, 2005.

ASTRIS ENERGI INC.

BY: Jiri K. Nor
TITLE: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jiri K. Nor	November 22, 2005
Jiri K. Nor
Chief Executive Officer and Director

/s/ Anthony Durkacz	November 22, 2005
Anthony Durkacz
Chief Financial Officer and Director

/s/ Brian Clewes	November 22, 2005
Brian Clewes
Director

/s/ Michael Liik	November 22, 2005
Michael Liik
Director

/s/ Gary G. Brandt	November 22, 2005
Gary G. Brandt
Director

/s/ Jonathan D. Leinwand	November 22, 2005
Jonathan D. Leinwand
Authorized Representative